UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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Norfolk Southern Corporation

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Dear Fellow Shareholder,

Norfolk Southern’s transformation is at an inflection point. The board of directors has taken action to strengthen our business, protect our franchise, and ensure Norfolk Southern is positioned to deliver long-term shareholder value. Our railroad has been a pillar of the American economy for generations, providing a reliable and growing dividend over the past quarter of a century. We are taking the necessary steps to ensure we continue to play this critical role for generations to come.

An activist hedge fund, Ancora Alternatives LLC (“Ancora”), is attempting to take control of your company. They want to replace a majority of the board. They want to appoint an unproven CEO candidate with no railroad experience and a controversial COO candidate. This agenda would introduce significant risks to the business and disrupt our path to deliver long-term sustainable shareholder value.

Norfolk Southern’s Board urges you to protect your investment by VOTING the WHITE proxy card FOR ONLY Norfolk Southern’s 13 nominees. DISCARD any Blue proxy cards you may receive from Ancora.

As you consider your vote, these are the facts:

●

The board recognized an opportunity to accelerate shareholder value creation at Norfolk Southern. Accordingly, in 2022 the board appointed Alan Shaw as CEO to address post-pandemic operating problems, further extend the progress he had demonstrated in improving our operating ratio, embrace customer and employee relations, and create a balanced and sustainable strategy for our company.

●

Alan took decisive action. He made several management changes and began implementing a strategy that demonstrated it can deliver safe and reliable service, continuous productivity improvements, and growth. During Alan’s tenure as CEO, we have seen a 27% improvement in velocity and a 14% improvement in dwell time, and through the execution of our plan, we will deliver top-tier earnings and revenue growth, with industry competitive margins.

●

Following the East Palestine incident, the board and management took the urgent and necessary steps to protect both the franchise and shareholders. The company has kept its promises and is making it right with the community. While this incident significantly disrupted the network and introduced unplanned costs, execution of our strategic plan remains the best path to mitigate risk and create sustainable shareholder value.

●

Alan led the company through an extremely challenging corporate crisis. Alan restored relationships and built trust with elected officials, regulators, labor unions, and the communities in which we operate – while maintaining and strengthening partnerships with customers – all critical constituencies.

To learn more, visit	VoteNorfolkSouthern.com

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Norfolk Southern has significantly improved safety and service during Alan’s tenure – which is essential to continuing the execution of our balanced strategy – while adhering to scheduled railroading principles. We have a clear path for further progress. We will exit 2024 with an operating ratio[1] run-rate that is ~400 basis points lower than the 2023 exit rate, substantially narrowing the margin gap with peers.

●

To identify and implement further operating improvements, and consistent with direct feedback from shareholders, the board recruited John Orr, a well-regarded executive with extensive PSR expertise, to become COO. John is a proven scheduled railroading operator known for improving operations at multiple railroads, including Canadian National and, most recently, CPKC where he worked under CEO Keith Creel and spearheaded the turnaround of their Mexico operations from late July to early October 2023. Alan and the board are confident that he will bring the operational excellence needed to seamlessly execute our strategy.

Alan Shaw – A Crisis-Tested Leader Who is Delivering Change

The board is overseeing a wholesale transformation of Norfolk Southern.

Exiting the pandemic in late 2021, the company faced significant service challenges. This was, in part, due to staffing constraints that impacted all railroads as business levels rebounded sharply following the pandemic. For Norfolk Southern, the problems were exacerbated by a prior, inflexible operational approach that was at odds with the pillars of scheduled railroad operations. Specifically, certain operating principles were overemphasized at the expense of plan adherence, car handlings, and balance.

When Alan became CEO in May 2022, he took immediate action to address these issues, leveraging his broad background in all major aspects of our railroad, having started his career in finance, and having worked in senior roles across operations and marketing. His priority was reorienting the company’s strategy and tackling operational performance issues.

Alan and his team’s new, balanced strategy is centered on three pillars:

Safely delivering reliable and resilient service	Driving continuous productivity improvement	Propelling smart and sustainable growth

Under the improved strategy that he implemented, Alan immediately made significant investments in operations leadership, resources, and the company’s operating plan. And despite inheriting a poor service product, Alan’s strong leadership and clear strategic direction drove substantial operating improvements, even through the East Palestine incident, for the benefit of the franchise and shareholders. Norfolk Southern has improved fluidity across its network, reflected in increased train speed and reduced terminal dwell hours as Alan and the management team successfully turned around performance through a scheduled operating model.

1. The operating ratio figures used throughout are based on non-GAAP operating ratio, which excludes the impact of direct costs resulting from the East Palestine incident. See “Non-GAAP Financial Measures” below for information regarding the definition and reconciliation to GAAP operating ratio.

To learn more, visit	VoteNorfolkSouthern.com	2

  Train Speed (mph)               Terminal Dwell (hours)

Alan and the management team’s strategy to enhance operations resulted in improved service levels, starting with our Intermodal business, which is our most service-sensitive product.

Intermodal Service Performance

The East Palestine Derailment Occurred as Our Company Was Improving Operations and Delivering Results

Prior to the derailment in East Palestine, Ohio in February 2023, the balanced strategy that Alan and the management team implemented was improving operations and driving results:

✔	Delivered record revenue in 2022

✔	Operating ratio in the low ~60s in 2022 – in line with Class 1 peers

✔	Quarterly operating ratio gap to CSX narrowed to ~260 basis points by the end of 2022

After the East Palestine derailment in February 2023, the board and management team took decisive actions to protect the future of our franchise and long-term shareholder interests by staying true to our values. The incident response required rapidly dedicating extensive resources to ensure we made things right for affected individuals and businesses. This included our pledge to become the gold standard in safety in the rail industry.

To learn more, visit	VoteNorfolkSouthern.com	3

With close oversight from the board, Alan effectively led the company through a challenging corporate crisis. Importantly, he restored relationships with elected officials, regulators, labor unions (after protracted negotiations beginning in late 2022), and the communities in which we operate. The right focus for Norfolk Southern was on the long term. Enhancing safety and service while demonstrating our commitment to good corporate citizenship in East Palestine and surrounding areas were essential to protecting the company for the future. The urgent demands of the regulatory environment required us to focus on safety and service investments over optimizing short-term operating ratio.

As a result, in 2023, we accelerated our investments in safety and made fundamental changes to operating processes to drive safer outcomes throughout the organization. We implemented a six-point safety plan and made an unprecedented move to bring in a consultant from outside the rail industry with unique safety expertise, Admiral Kirk Donald and his team at AtkinsRéalis from the U.S. Navy Nuclear Propulsion Program. AtkinsRéalis performed a top-to-bottom safety culture review, and Norfolk Southern instituted many of their recommended changes.

These initiatives required temporary setbacks to both service and profitability. But by the end of 2023, Norfolk Southern had absorbed the new changes, improved volumes, and importantly, enhanced safety as evidenced by our achievement of a 38% reduction in our mainline accident rate year-over-year. Today, the company’s mainline accident rate is the lowest it has been in years and is among the best of the North American Class I railroads.

Norfolk Southern Has Among the Lowest Mainline Accident Rates in the Industry

A safer railroad is a more successful railroad – and we’re proving it every day. The investments in safety are paying dividends with fewer accidents, more fluidity and fewer injuries, and ultimately, this will lead to lower costs.

To learn more, visit	VoteNorfolkSouthern.com	4

Back On Track: Executing A Balanced Strategy to Drive Long-Term Profitable Growth

Our balanced strategy is taking hold and we are confident it is the better way for Norfolk Southern. But we also recognize there is more to be done to advance the critical work underway. To that end, today Norfolk Southern announced the appointment of John Orr as COO to accelerate the execution of our balanced strategy.

John is a fourth-generation railroader and an expert in the principles of Precision Scheduled Railroading, having worked under Hunter Harrison and his team for decades at Canadian National Railway. He most recently served as Executive Vice President and Chief Transformation Officer of CPKC where he was critical in integrating and optimizing operations at CPKC following CP Rail’s acquisition of Kansas City Southern in December 2021, including rapidly remediating the challenged Mexican operations. His efforts over a 70-day period resulted in significant operating progress: network speed improved by 31%, average terminal dwell improved 14%, car miles per car day improved 22%, and locomotive productivity improved 10%.

His appointment reflects the board’s commitment to recruit exceptional talent who will help us accelerate the execution of our balanced strategy, as well as their receptivity to shareholder feedback regarding bringing a proven scheduled railroading leader onto the Norfolk Southern management team. Importantly, Alan and the board recognize John not only as one of the most knowledgeable operators in the industry, but as a high-integrity individual who shares Norfolk Southern’s commitment to important values such as safety and service. During independent Director Claude Mongeau’s tenure as CEO of CN, John held a variety of positions including chief safety and sustainability officer and was recognized for driving numerous process improvements, mentoring programs, and progressive safety culture initiatives.

Improving Our Operating Ratio

Norfolk Southern’s management team is advancing its balanced strategy to deliver meaningful annual margin improvements and enhanced shareholder value in both favorable and challenging market environments. The company’s operations are back on track and we are well positioned to apply the learnings we gained through our successful turnaround of our Intermodal service to our Merchandise network and drive down our cost structure. 2023 was an outlier due to the significant financial and operating impacts of East Palestine: we are on a clear and achievable path to close the gap with our peers. Specifically, we expect to achieve:

●

An operating ratio of 64% to 65% in the second half of 2024, a 400+ basis point improvement over the second half of 2023[2], and consistent with our guidance of 100-150 basis points of annual productivity-driven operating ratio improvement; and

●	Further improvement to a sub-60% operating ratio in the next 3-4 years as we continue our focused actions and benefit from potential economic upside resulting from a cyclical recovery.[3]

2 Discussion of projected operating ratio improvements for 2024 and beyond represent non-GAAP operating ratio measures. See “Non-GAAP Financial Measures” below for information regarding the definition and reconciliation to GAAP operating ratio measures.

3. The operating ratio improvements discussed and presented in the table represent non-GAAP operating ratio measures. See “Non-GAAP Financial Measures” below for information regarding the definition and reconciliation to GAAP operating ratio measures.

To learn more, visit	VoteNorfolkSouthern.com	5

Total Velocity-Related Savings ~$550mm; >400 basis points of margin

~$250mm	Comps & Benefits ● Reduced overtime, re-crews, deadhead detention, incentives, training ● Reduced train and crew starts
~$150mm	Fuel Efficiency
~$50mm	Purchased Services
~$50mm	Equipment Rent
~$50mm	Materials & Other

2024 Operating Ratio Progression*

3-Year Operating Ratio Glidepath*

To learn more, visit	VoteNorfolkSouthern.com	6

Productivity-Driven Path to Margin Improvement

Our new operating plan is working. In our highly service sensitive Intermodal segment, we improved on-time delivery, train speed and dwell time prior to East Palestine. This same operating strategy is now being deployed across our Merchandise network, where two-thirds of train starts and associated costs originate. Since 2022, we have delivered significant enhancement in merchandise velocity and will continue improving the network performance to reach our operating targets.

Accelerating merchandise velocity can unlock significant productivity and profitability, including over 400 basis points of margin enhancement in the next three years. We anticipate further potential upside as we bring the operational expertise of our new COO, John Orr, to bear.

Norfolk Southern is Positioned to Drive Further Operating Improvements

With the board’s oversight and leadership, we responsibly overcame a number of challenges and obstacles and entered 2024 with positive momentum and a commitment to drive further productivity gains. The board and management team are actively building a more resilient railroad with a compelling service product to outperform through market cycles. Recent metrics show that our strategy is improving the safety, fluidity, velocity, and stability of our network:

✔	Increased overall volumes to their highest levels in years in 2023, supported by strong service for our Intermodal customers during peak season

✔	Improved train and engine workforce productivity in the fourth quarter of 2023 through plan compliance, fluidity improvement and strategic initiatives

✔	Maintained Q4 fuel efficiency despite additional locomotives online

Highly Qualified Board Committed to Ensuring Accountability and Responsiveness

Norfolk Southern’s directors have significant and diverse expertise, including rail transportation, operations, finance, regulatory, safety, sustainability, and other relevant skills to continue the board’s effective, independent oversight of the company’s strategy and management. Over the past year, the board has incorporated extensive shareholder feedback.

The board itself has also undergone a thoughtful and comprehensive refreshment process to ensure it is fit for purpose, including:

✔	The Norfolk Southern Board has maintained an ongoing process of refreshment, with six new directors appointed to the board in the past five years.

✔

We recently nominated Richard Anderson (former CEO of Delta and Amtrak), and Mary Kathryn “Heidi” Heitkamp (former U.S. Senator and rail safety advocate). Mr. Anderson and Ms. Heitkamp will provide critical skills pertaining to railway and transportation sector issues such as operations, safety, labor relations, and governmental relations.

✔

In July 2023, we appointed Admiral Philip Davidson (retired four-star Admiral in the U.S. Navy) and Francesca DeBiase (former EVP and Global Supply Chain Officer and Chief Sustainability Officer at McDonald’s Corporation). Both are experienced senior executives who have led large scale organizations and provide further operational experience to the board.

To learn more, visit	VoteNorfolkSouthern.com	7

✔

We also refreshed our committee chairs and appointed Chris Jones, Ph.D. (former VP of Technology Services Sector at Northrop Grumman) as chair of the Safety Committee and named Jennifer Scanlon (President and CEO of UL Solutions, a global safety science company) the new chair of the Nominating and Corporate Governance Committee. Mr. Jones and Ms. Scanlon will provide experience and valuable insights into safety, technology, strategic planning, governance, operations, environmental, and transportation matters.

✔

The Human Capital Management and Compensation Committee used its discretionary authority to zero-out 2023 annual cash incentive awards for Alan and all of the company’s Executive Vice Presidents to align with shareholder interests following the East Palestine incident.

Ancora’s Strategy Unnecessarily Adds Significant Risk to Our Transition

Ancora’s misguided attempt to displace the board and management team would introduce significant risk, impede our progress, and destroy long-term value. The board engaged constructively, and in good faith with Ancora to understand their perspectives and consider their candidates. Specifically, the board interviewed all eight of their director candidates and, just this week, offered a settlement construct that included board representation for two of them. We also heeded the advice of shareholders, including Ancora, to bring on a leader in PSR as our new COO, addressing a core pillar of their campaign. We had hoped that this change in management, in conjunction with significant board representation for Ancora, would allow us to avoid a proxy contest, but Ancora is insistent on prosecuting an “all or nothing” campaign.

Although we remain open to any opportunity to find a reasonable resolution, Ancora was adamant that any resolution would have to involve terminating our still-new CEO, even as he is executing on our transformation. Ancora’s proposed changes to the board, management team, and strategy would undermine the important progress we have made. Our relationships with customers, employees, and regulators would be at great risk, and lead to the deterioration of shareholder value.

Fundamentally, Ancora is attempting to recycle a slash-and-burn playbook without understanding the current regulatory, labor, and competitive environments. The math around Ancora’s short-term targets that were advertised to our investors (~62% operating ratio in 18 months) only works with significant and immediate employee furloughs – despite Ancora telling these same investors that they have no plans to furlough. This betrays a fundamental flaw and internal contradiction in Ancora’s plan. Based on well-established history, employee furloughs would translate to poor service and missed growth during the upcoming market recovery, damaged relationships with key stakeholders, and risk unwinding the gains we have made in safety.

Conversely, our strategy is carefully calibrated to narrow the margin gap through productivity, while maintaining an appropriate level of resources to disproportionately benefit during an economic upcycle. We expect to achieve an operating ratio improvement in line with Ancora’s longer-term public target without exposing our shareholders and other stakeholders to the risks inherent in their plan.

To learn more, visit	VoteNorfolkSouthern.com	8

Ancora’s Candidates and Proposed Strategy Would Be Harmful to Norfolk Southern

To execute its plan, Ancora is proposing Norfolk Southern replace its proven management team with inferior candidates:

×

Proposed CEO-candidate Jim Barber has no CEO experience, is not familiar with railroad operations, and is not qualified for the role. A career ‘second choice’ candidate, Barber has never been selected as CEO despite being ‘next in line’ twice, including at UPS where he spent over 30 years. He “retired” in 2019 after being passed over and hasn’t worked a full-time job since the onset of the pandemic – sitting out the most impactful event to the global supply chain in history. Instead, he has become a director-for-hire by activist investors.

×

Proposed COO candidate Jamie Boychuk departed his last two companies under uncertain circumstances. In addition, under Boychuk, operational performance deteriorated at CSX despite inheriting a well-run operation from Hunter Harrison and Ed Harris, COO prior to Jamie. During Boychuk’s time as COO of CSX, the company’s profitability, service, and safety significantly deteriorated. Specifically:

●	Margins deteriorated by 400 basis points;

●	Train speed slowed by 17%;

●	Average dwell hours worsened by 14%; and

●	Mainline accident rate increased by 76%.

Ancora’s Nominees Are Tasked With a Single Objective: Wholesale Management Change

Norfolk Southern’s Board is comprised of industry leaders with the specific skills needed to oversee our strategy, drive sustainable value, and hold management accountable. As part of our ongoing board refreshment process, we conducted a thorough review of each of Ancora’s nominees. The board determined that Ancora’s nominees lack the necessary qualifications and were put forward with the sole purpose of replacing management and gaining control of the Norfolk Southern Board to implement a reckless and destructive strategy.

To learn more, visit	VoteNorfolkSouthern.com	9

Your Vote is Important

We strongly urge you vote for the entire slate of 13 highly qualified and experienced Norfolk Southern director nominees. Your vote is extremely important, no matter how many shares you own. Please use the enclosed WHITE proxy card to vote ONLY FOR Norfolk Southern’s 13 nominees today.

In the coming weeks, Norfolk Southern will continue to provide updates on how our strategy can deliver substantial incremental shareholder value. We encourage you to visit VoteNorfolkSouthern.com to learn more.

Thank you for your continued support and investment in Norfolk Southern.

Sincerely,

To learn more, visit	VoteNorfolkSouthern.com	10

YOUR VOTE IS IMPORTANT!

If you have any questions about how to vote your shares,

please call the firm assisting us with the solicitation of proxies:

(877) 750-9496

(toll-free from the U.S. and Canada)

+1 (412) 232-3651

from other countries

Important Additional Information

The Company has filed a definitive proxy statement (the “2024 Proxy Statement”) on Schedule 14A and a WHITE proxy card with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for its 2024 Annual Meeting of Shareholders (the “2024 Annual Meeting”). SHAREHOLDERS ARE STRONGLY ADVISED TO READ THE COMPANY’S 2024 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE WHITE PROXY CARD AND ANY OTHER DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the 2024 Proxy Statement, any amendments or supplements to the 2024 Proxy Statement and other documents that the Company files with the SEC from the SEC’s website at www.sec.gov or the Company’s website at https://norfolksouthern.investorroom.com as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

Certain Information Concerning Participants

The Company, its directors and certain of its executive officers and employees may be deemed participants in the solicitation of proxies from shareholders in connection with the matters to be considered at the 2024 Annual Meeting. Information regarding the direct and indirect interests, by security holdings or otherwise, of the persons who may, under the rules of the SEC, be considered participants in the solicitation of shareholders in connection with the 2024 Annual Meeting is included in Norfolk Southern’s 2024 Proxy Statement, filed with the SEC on March 20, 2024. To the extent holdings by our directors and executive officers of Norfolk Southern securities reported in the 2024 Proxy Statement for the 2024 Annual Meeting have changed, such changes have been or will be reflected on Statements of Change of Ownership on Forms 3, 4 or 5 filed with the SEC. These documents are available free of charge as described above.

To learn more, visit	VoteNorfolkSouthern.com	11

Cautionary Statement on Forward-Looking Statements

Certain statements in this communication are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended. These statements relate to future events or our future financial performance, including statements relating to our ability to execute on our strategic plan and our 2024 Annual Meeting and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or our achievements or those of our industry to be materially different from those expressed or implied by any forward-looking statements. In some cases, forward-looking statements may be identified by the use of words like “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “project,” “consider,” “predict,” “potential,” “feel,” or other comparable terminology. The Company has based these forward-looking statements on its current expectations, assumptions, estimates, beliefs, and projections. While the Company believes these expectations, assumptions, estimates, and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control. These and other important factors, including those discussed under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023, as well as the Company’s subsequent filings with the SEC, may cause actual results, performance, or achievements to differ materially from those expressed or implied by these forward-looking statements. The forward-looking statements herein are made only as of the date they were first issued, and unless otherwise required by applicable securities laws, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Non-GAAP Financial Measures

This document includes the presentation and discussion of non-GAAP operating ratio. This figure adjusts our GAAP financial results to exclude the effects of the direct costs resulting from the East Palestine incident. We use this non-GAAP financial measure internally and believe this information provides useful supplemental information to investors to facilitate making period-to-period comparisons by excluding the 2023 costs arising from the East Palestine incident. While we believe that this non-GAAP financial measure is useful in evaluating our business, this information should be considered as supplemental in nature and is not meant to be considered in isolation from, or as a substitute for, the related financial information prepared in accordance with GAAP. In addition, this non-GAAP financial measure may not be the same as similar measures presented by other companies. See below for a reconciliation of the 2023 non-GAAP operating ratio figures provided in this document to GAAP operating ratio. With respect to projections and estimates for future non-GAAP operating ratio, the Company is unable to predict or estimate with reasonable certainty the ultimate outcome of certain items required for the GAAP measure without unreasonable effort. Information about the adjustments that are not currently available to the Company could have a potentially unpredictable and significant impact on future GAAP results.

The following table adjusts our 2023 GAAP financial results to exclude the effects of the East Palestine incident. The income tax effects of this non-GAAP adjustment were calculated based on the applicable tax rates to which the non-GAAP adjustment related:

	Non-GAAP Reconciliation for 2023
	Reported (GAAP)	East Palestine Incident	Adjusted (non- GAAP)
	($ in millions, except per share amounts)

Income from railway operations	$2,851	$1,116	$3,967

Income taxes	$493	$270	$763

Net income	$1,827	$846	$2,673

Diluted earnings per share	$8.02	$3.72	$11.74

Railway operating ratio (percent)	76.5	(9.1)	67.4

To learn more, visit	VoteNorfolkSouthern.com	12